UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2012 (October 1, 2012)

PHAZAR CORP
(Exact name of registrant as specified in its charter)

Delaware	0-12866	75-1907070
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

101 S.E. 25TH AVENUE, MINERAL WELLS, TEXAS	76067
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	(940) 325-3301

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

          Mr. Garland P. Asher, resigned as President, Chief Executive Officer and Director of PHAZAR CORP and all positions of the subsidiaries of PHAZAR CORP on October 1, 2012.  Mr. Asher served on the Board of Directors since 2008 and has been our Chairman of the Board of Directors, President and Chief Executive Officer since September 2009.

          It is expected that Mr. Asher will be consulting with the Company pursuant to a consulting agreement through December 31, 2012.

          The Board of Directors of PHAZAR CORP has appointed Robert E. Fitzgerald as President,  Chief Executive Officer and Director of the Company, effective October 1, 2012.  Mr. Fitzgerald’s current term as a director will expire at the Company's next annual meeting of shareholders.  Mr. Fitzgerald, age 48, attended U.C.L.A and earned a degree in economics.  Mr. Fitzgerald also attended U.C.L.A and received his Juris Doctorate.

          Mr. Fitzgerald served as Chief Executive Officer of Proxim Wireless (fka YDI/Terabeam) from March, 1999 until February, 2008.  Mr. Fitzgerald has also served as Consultant of Ubiquiti Networks from April, 2009 until August, 2010, including a portion as President.  Mr. Fitzgerald is Chairman of the Board of SeeView Security, Inc., a Director of Steely Eye, Ltd. and an officer and investor in a number of entities under the control or direction of QAR, LLC.  Mr. Fitzgerald currently serves as President of QAR, LLC since February, 2008.  QAR, LLC provides debt and equity capital to companies.

          The Board of Directors of PHAZAR CORP appointed Gary W. Havener to serve as Chairman of the Board.  Mr. Havener qualifies as an independent director as defined by NASDAQ Marketplace Rule 5605(a)(2).

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press release dated October 3, 2012

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHAZAR CORP

Date:	October 3, 2012	/s/ Deborah Inzer
Deborah Inzer
Chief Financial Officer

3